UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Section 240.14a-12

CALIBERCOS INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11.

CaliberCos Inc.

8901 E. Mountain View Road

Suite 150

Scottsdale, Arizona 85258

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 14, 2026

10:00 a.m. Pacific Daylight Time

To the Stockholders of CaliberCos Inc.:

You are cordially invited to attend the annual meeting of stockholders (the "Annual Meeting") of CaliberCos Inc. to be held on Thursday, May 14, 2026, at 10:00 a.m. Pacific Daylight Time, in virtual meeting format. All stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting in virtual meeting format and vote online by accessing www.cleartrustonline.com/cwd and following instructions provided to you with these proxy materials and at such website.

At the Annual Meeting, you will be asked to consider and act upon the following matters:

1.	To elect five directors to serve for a one-year term ending as of the annual meeting in 2027; and

2.	To ratify the appointment of Urish Popeck & Co., LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Stockholders would transact such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 20, 2026, as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 14, 2026. The 2026 Notice of Meeting, Proxy Statement, Proxy Card, the Annual Report on Form 10-K, and Notice and Access information are available at www.cleartrustonline.com/cwd.

By Order of the Board of Directors,

/s/ John C. Loeffler, II

John C. Loeffler, II

Chairman and Chief Executive Officer

Vote via the Internet:

Click on www.cleartrustonline.com/cwd and log-in using your 12-digit control code.

Vote by Email:

Email: inbox@cleartrusttransfer.com

Have your 12-digit control code and follow the instructions.

Vote by Phone:

Phone: 813-235-4490

Have your 12-digit control code and follow the instructions.

If you requested and received printed proxy materials, you can vote by written proxy card as follows:

Vote by Mail:

Mark, sign and date your proxy card and return it in the envelope provided or return it to:

ClearTrust, LLC - Proxy Agent

16540 Pointe Village Dr., Ste 210

Lutz, Florida 33558

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible. Voting over the Internet, by email, by mail, or by telephone will ensure your representation at the Annual Meeting regardless of whether or not you attend.

If your shares are held in “street name” (held in the name of a bank, broker or other holder of record), you will receive instructions from your broker or other nominee explaining how to vote your shares. You must follow the instructions on the voting instruction form you received from your broker or nominee in order for your shares to be voted. You may also have the choice of instructing such record holder as to the voting of your shares over the Internet or by telephone. If your shares are not registered in your own name and you plan to vote your shares by attending the virtual Annual Meeting, you should contact your broker or agent to obtain a legal proxy or broker’s proxy card prior to the meeting and register in advance at www.cleartrustonline.com/cwd. The notice of annual meeting, proxy statement, proxy card, and annual report to stockholders are available free of charge at www.cleartrustonline.com/cwd using the control number located on the Notice of Internet Availability of Proxy Materials.

CaliberCos Inc.

8901 E. Mountain View Road

Suite 150

Scottsdale, Arizona 85258

PROXY STATEMENT

General Information

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of CaliberCos Inc., a Delaware corporation (the “Company,” “Caliber,” “we,” “our” or “us”), of proxies to be voted at our Annual Meeting of Stockholders (the “Annual Meeting” or the “Meeting”) and at any adjournment or postponement of the Meeting. The Annual Meeting will take place on Thursday, May 14, 2026, beginning at 10:00 a.m. Pacific Daylight Time in virtual meeting format. All Stockholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting in virtual meeting format and vote online by accessing www.cleartrustonline.com/cwd and following the instructions provided to you with these proxy materials or at such website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING TO BE HELD ON MAY 14, 2026

Pursuant to the rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials (the “E-Proxy Notice”) to our stockholders of record as of March 20, 2026. We anticipate that the E-Proxy Notice will be sent, and a full set of proxy materials relating to our Meeting will be made available, to our stockholders commencing on or about April 1, 2026. Upon receipt of the E-Proxy Notice, stockholders may choose to request a printed copy of proxy materials at no charge. If you received an E-Proxy Notice, you will not receive any other proxy materials by mail unless you request a paper or electronic copy of the proxy materials. To request that a full set of the proxy materials be sent to your specified postal or email address, please call 1-813-235-4490 or send an email to inbox@cleartrusttransfer.com no later than April 30, 2026, and include your control number.

The E-Proxy Notice provides that (i) the stockholder may access the notice of annual meeting of stockholder, this proxy statement, the Company’s annual report for the year ended December 31, 2025, additional solicitation materials (if any) and other proxy materials and amendments to these materials online at www.cleartrustonline.com/cwd; and (ii) stockholders may also request to receive a paper copy of the proxy materials by calling 1-813-235-4490 or sending an email to inbox@cleartrusttransfer.com prior to April 30, 2026, and including your control number.

The E-Proxy Notice also identifies the date, the time and details regarding the Annual Meeting; the matters to be acted upon at the Annual Meeting and the Board’s recommendation with regard to each matter.

Frequently Asked Questions About the Annual Meeting and Voting

1.	Who is entitled to vote at the Annual Meeting?

Holders of Class A common stock, par value $0.001 per share (“Class A Common Stock”), and holders of our Class B common stock, par value $0.001 per share (“Class B Common Stock” and with the Class A Common Stock, the “Common Stock”) as of March 20, 2026 (the “Record Date”) are entitled to receive the Notice of Annual Meeting and to vote their shares at the Meeting.

Holders of Class A Common Stock as of the Record Date are entitled to one (1) vote per share on each matter that is submitted to stockholders for approval. Holders of Class B Common Stock as of the Record Date are entitled to ten (10) votes per share on each matter that is submitted to stockholders for approval. The holders of Class A Common Stock and Class B Common stock vote together as a single class.

2.	How many shares of Common Stock are “outstanding”?

As of March 20, 2026, there were 6,682,240 shares of Class A Common Stock and 370,822 shares of Class B Common Stock outstanding and entitled to vote at the Annual Meeting.

3.	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

If your shares are registered in your name with our transfer agent, ClearTrust LLC, you are the “stockholder of record” of those shares. The E-Proxy Notice has been provided directly to you by CaliberCos Inc.

If your shares are held through a broker, bank or other holder of record, you hold your shares in “street name” and are considered the “beneficial owner” of those shares. The E-Proxy Notice has been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record how to vote your shares by using the voting instruction card or by following their instructions for voting. Absent instructions from you, under applicable regulatory requirements, your broker may vote your shares on the ratification of the appointment of our independent registered public accounting firm for the year ending December 31, 2026, but may not vote your shares on the election of directors, or any other proposal that may properly come before the Annual Meeting.

4.	Are proxy materials available on the Internet?

Yes. As permitted by SEC rules, we have elected to furnish proxy materials, including the notice of Annual Meeting, this proxy statement and our Annual Report, to our stockholders by providing access to such documents on the Internet instead of mailing printed copies. Accordingly, most stockholders will not receive printed copies of our proxy materials unless they request them. Instead, the E-Proxy Notice, which was mailed to all of our stockholders, will explain how you may access and review all of the proxy materials electronically. The E-Proxy Notice also explains how you may submit your proxy, including over the Internet or by telephone or email. If you would like to receive a paper or email copy of our proxy materials, you should follow the instructions for requesting such materials in the E-Proxy Notice.

5.	How do I vote?

You may vote using any of the following methods:

On the Internet

The Company has established Internet voting procedures for stockholders of record. These procedures are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded. Internet voting facilities for stockholders of record will be available 24 hours a day until 11:59 p.m., Eastern Time, on May 13, 2026.

The availability of Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. We therefore recommend that you follow the voting instructions in the materials you receive.

The website for internet voting by record holders is www.cleartrustonline.com/cwd. You must enter your 12-digit control code to navigate the secure portal. If you vote on the Internet, you also can request electronic delivery of future proxy materials.

By Attending the Annual Meeting in Virtual Meeting Format

You may attend the Annual Meeting and vote during the meeting at www.cleartrustonline.com/cwd. You must enter your 12-digit control code to navigate the secure portal.

By Email

If you are a stockholder of record, you may vote by email to inbox@cleartrusttransfer.com. You must have your 12-digit control code found on your Notice of Availability of Proxy Materials.

By Telephone

If you are a stockholder of record, you may vote by calling 813-235-4490. You must have your 12-digit control code found on your Notice of Availability of Proxy Materials.

By Mail

If you requested and received printed proxy materials, you can vote by written proxy card. Complete, sign and date the accompanying proxy or voting instruction card and return it in the prepaid envelope. If you are a stockholder of record and return your signed proxy card but do not indicate your voting preferences, the proxy holders named in the proxy card will vote the shares represented by your proxy card as recommended by the Board of Directors.

ClearTrust, LLC - Proxy Agent

16540 Pointe Village Dr.,

Suite 210

Lutz, Florida 33558

Your vote is important. Please complete your vote using one of the voting methods above to ensure that your vote is received timely.

6.	What can I do if I change my mind after I vote?

If you are a stockholder of record, you can revoke your proxy before it is exercised by:

●	giving written notice to the Corporate Secretary of the Company;

●	delivering a valid, later-dated proxy by mail, or a later-dated vote on the Internet, by email, or by telephone in a timely manner; or

●	voting on the Internet at the Annual Meeting.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank or other holder of record.

All shares for which proxies have been properly submitted and not revoked will be voted at the Annual Meeting.

7.	How will your proxy vote your shares?

Your proxy will vote according to your instructions. If you request printed proxy materials, vote by mail and complete, sign, and return the proxy card provided by us but do not indicate your vote, your proxy will vote “FOR” each of the director nominees, and “FOR” ratification of the appointment of Urish Popeck & Co., LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2026. The Board does not intend to bring any other matter for a vote at the Annual Meeting, and neither we nor the Board know of anyone else who intends to do so. However, on any other business that properly comes before the Annual Meeting, your proxies are authorized to vote on your behalf using their best judgment.

8.	Where can you find the voting results?

We intend to announce the preliminary voting results at the Annual Meeting and will publish the final results in a Current Report on Form 8-K, which we will file with the SEC no later than four business days following the Annual Meeting. If the final voting results are unavailable in time to file a current report on Form 8-K with the SEC within four business days after the Annual Meeting, we intend to file a Form 8-K to disclose the preliminary results and, within four business days after the final results are known, will file an additional current report on Form 8-K with the SEC to disclose the final voting results.

9.	What is a broker non-vote?

If you are a beneficial owner whose shares are held of record by a broker, you must instruct the broker how to vote your shares. Brokers, banks, or other agents that have not received voting instructions from their clients cannot vote on their clients’ behalf with respect to proposals that are not “routine” but may vote their clients’ shares on “routine” proposals. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that proposal and has not received voting instructions from the beneficial owner.

If you are a beneficial owner whose shares are held of record by a broker, your broker has discretionary voting authority to vote your shares on the ratification of Urish Popeck & Co., LLC as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority to vote on the election of directors, or any other proposal properly brought before the Annual Meeting, in which case a broker non-vote will occur, and your shares will not be voted on these matters.

Broker non-votes will have no effect on Proposal One. Because Proposal Two is considered to be routine, if you hold your shares in street name, your broker, bank or other agent may vote your shares on this proposal in its discretion, even if you do not provide voting instructions.

10.	What is a quorum for the Annual Meeting?

The presence of the holders of shares of Common Stock representing a 33 1/3% in voting power of the shares of the Company entitled to vote at the Annual Meeting, present in person or represented by proxy, is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present for purposes of determining a quorum.

11.	What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

Election of Directors

You may vote “FOR” any or all of the nominees or you may “WITHHOLD” your vote as to any or all of the nominees. Directors are elected by the affirmative vote of a plurality of all votes present in person or represented by proxy and entitled to vote at the Annual Meeting at which a quorum is present. This means that the shares voted for a nominee must exceed the votes withheld for a nominee’s election. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the nominees. If you hold your shares in “street name” and you do not instruct your broker how to vote in the election of directors a broker non-vote will occur and no votes will be cast on your behalf. It is therefore critical that you cast your vote if you want it to count in the election of directors. Withheld votes will be excluded from the vote and have no effect on the outcome. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote although they will be considered present for the purpose of determining the presence of a quorum.

Ratification of Urish Popeck & Co., LLC as our Independent Registered Public Accounting Firm

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve the ratification of Urish Popeck & Co., LLC as our independent registered public accounting firm. If you hold your shares in street name, your broker, bank or other agent may vote your shares on this proposal in its discretion, even if you do not provide voting instructions. Abstentions will be considered present for the purpose of determining the presence of a quorum but will be counted as votes cast and will have the same effect as a vote against the proposal.

12.	Could other matters be decided the Annual Meeting?

As of the date of this Proxy Statement, we do not know of any matters to be presented at the Annual Meeting, other than those referred to in this Proxy Statement.

If you request and receive printed proxy materials and you return your signed and completed proxy card by mail or vote on the Internet or by telephone or email and other matters are properly presented at the Annual Meeting for consideration, the individuals named as proxies on the proxy card will have the discretion to vote on your behalf.

13.	Who will pay for the costs of the Annual Meeting and this proxy solicitation?

The Company will pay the costs associated with the Annual Meeting and solicitation of proxies, including the costs of transmitting the proxy materials and E-Proxy Notices. In addition to solicitation by mail, our directors, officers and regular employees (who will not be specifically compensated for such services) may solicit proxies. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies, proxy materials and E-Proxy Notices to their principals, and we will reimburse them for their expenses. We have not retained a soliciting agent to assist in the solicitation of proxies.

14.	Do the Executive Officers and Directors have any interest in the matters to be decided at this Annual Meeting?

None of the Company’s executive officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting, except with respect to each director, to the extent that a director is named as a nominee for election to the Board of Directors.

15.	What is “Householding”?

“Householding” is a program, approved by the SEC, which allows companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports by delivering only one package of stockholder proxy materials or a single E-Proxy Notice to any household at which two or more stockholders reside. If you and other residents at your mailing address own shares of our common stock in “street name,” your broker or bank may have notified you that your household will receive only one copy of our proxy materials or a single E-Proxy Notice. Once you have received notice from your broker that they will be “householding” materials to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement or a single E-Proxy Notice, or if you are receiving multiple copies of the proxy statement or multiple E-Proxy Notices and wish to receive only one, please notify your broker if your shares are held in a brokerage account. If you hold shares of our common stock in your own name as a holder of record, “householding” will not apply to your shares.

MATTERS TO COME BEFORE THE ANNUAL MEETING

PROPOSAL ONE

Election of Directors

Nominees

At the Annual Meeting, five directors, who have been nominated by the Nominating and Corporate Governance Committee of the Board, are to be elected, each to hold office (subject to our Bylaws) until the next annual meeting and until his or her successor has been elected and qualified. All of the nominees for director currently serve as directors, except Jerome Alan Reid, Jr. If elected, his term will begin as of the date of the Annual Meeting. No proxy may vote for more than five nominees for director.

Each nominee has consented to being named as a nominee in this Proxy Statement and to serve, if elected. If any nominee listed in the table below should become unavailable for any reason, which the Board does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board prior to or at the Annual Meeting, or, if no substitute is selected by the Board prior to or at the Annual Meeting, for a motion to reduce the membership of the Board to the number of nominees available. The five nominees receiving the highest number of affirmative “FOR” votes at the Annual Meeting will be elected. The information concerning the nominees and their security holdings has been furnished by them to us.

Directors are nominated by our Board, based on the recommendations of the Nominating and Corporate Governance Committee. As discussed elsewhere in this Proxy Statement, in evaluating director nominees, the Nominating Committee considers characteristics that include, among others, integrity, business experience, financial acumen, leadership abilities, familiarity with our businesses and businesses similar or analogous to ours, and the extent to which a candidate’s knowledge, skills, background and experience are already represented by other members of our Board.

The following table sets forth the names and ages of our director nominees:

Name	Age	Title
John C. “Chris” Loeffler, II	41	Chief Executive Officer and Chairman of the Board
Jennifer Schrader	44	President and Vice-Chairperson
William J. Gerber	68	Director
Lawrence X. Taylor III	61	Director
Jerome Alan Reid, Jr.	63	Director

Listed below are our director nominees’ biographies.

John C. “Chris” Loeffler, II. Mr. Loeffler has served as the Chief Executive Officer and Chairman of Caliber’s Board of Directors since its inception. As Chief Executive Officer, Mr. Loeffler directs and executes the global strategy, oversees investments and fund management, and contributes to private and public capital formation. As a co-founder Mr. Loeffler took an early role in forming the Company’s financial and operational infrastructure and navigating the vertical integration of all real estate and investment services. Prior to forming Caliber, Mr. Loeffler was in the audit and assurance practice for PwC in Phoenix, Arizona, completing public company audits, developing control systems, and completing several acquisition or sale transactions. Mr. Loeffler earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from California Polytechnic State University, San Luis Obispo. Mr. Loeffler also attended Universidad Complutense de Madrid (University of Madrid) in Madrid, Spain. In addition, Mr. Loeffler is a Board Director for Zennihome Holdings, Inc., a technology-forward manufacturer of stackable housing units. We believe that Mr. Loeffler’s extensive knowledge of Caliber’s business and his extensive corporate and leadership experience as a co- founder of Caliber and its Chief Executive Officer qualify him to serve on our Board of Directors.

Jennifer Schrader. Ms. Schrader has served as the President and Chief Operating Officer and as Vice-Chairperson and director of Caliber since its inception. Since co-founding Caliber in 2009, Ms. Schrader has overseen the acquisition, design, repositioning, and disposition of over $600 million in assets to date. In addition, she leads the Company’s daily operations, inclusive of Caliber’s asset management activities, focusing on the execution of each investment’s business plan over the asset’s full lifecycle. Prior to forming Caliber, Ms. Schrader was the Managing Partner of First United Equites, LLC, a Michigan business focused on acquiring, renovating and selling homes for profit. Ms. Schrader serves as Chair of the Caliber Foundation, which was launched in 2021, and on the Colangelo College of Business Advisory Board for Grand Canyon University in Phoenix, Arizona. Ms. Schrader attended Lawrence Technological University in Michigan where she studied architecture and interior architecture. She holds a Real Estate Broker’s license from the Arizona School of Real Estate and Business. We believe that Ms. Schrader’s extensive knowledge of Caliber’s business and her extensive corporate and leadership experience as a co-founder of Caliber and its President qualify her to serve on our Board of Directors.

William J. Gerber. Mr. Gerber has been a member of the Board of Directors of the Company since May 2023. Mr. Gerber has been a member of our Advisory Board since April 2019. Mr. Gerber has acted as a consultant since October 2015. From October 2006 to October 2015 Mr. Gerber served as Chief Financial Officer of TD Ameritrade Holding Corporation (Nasdaq: AMTD) (“TD Ameritrade”), a provider of securities brokerage services and related technology-based financial services to retail investors, traders and independent registered investment advisors, and has extensive financial experience. In May 2007, he was named Executive Vice President of TD Ameritrade. In his role as Chief Financial Officer, he oversaw investor relations, business development, certain treasury functions and finance operations, including accounting, business planning and forecasting, external and internal reporting, tax and competitive intelligence. From May 1999 until October 2006, he served as the Managing Director of Finance at TD Ameritrade, during which time he played a significant role in evaluating merger and acquisition opportunities. Prior to joining TD Ameritrade, he served as Vice President of Acceptance Insurance Companies, Inc., where he was responsible for all aspects of mergers and acquisitions, investment banking activity, banking relationships, investor communications and portfolio management. Prior to joining Acceptance, Mr. Gerber spent eight years with Coopers & Lybrand, now known as PwC, serving as an audit manager primarily focusing on public company clients. Mr. Gerber was named to Institutional Investor Magazine’s All-America Executive Team as one of the top three CFOs in the Brokerage, Asset Managers and Exchanges category (2012 and 2013). He was also named a member of the CNBC CFO Council (2013 and 2014). Since January 2017, he has served on the Board of Directors of Northwestern Mutual Series Fund, a mutual fund company. He has also served on the Board of Directors of the U.S. holding company for the Royal Bank of Canada since July 2016 and Streck, Inc., a privately held company, since March 2015. In addition, he serves on the Boys Town National Board of Trustees. Mr. Gerber holds a B.B.A. in Accounting from the University of Michigan. Mr. Gerber holds a CPA license in the state of Michigan. We believe that Mr. Gerber’s extensive knowledge of Caliber’s business as a member of the Advisory Board of Caliber and his extensive corporate and leadership experience qualify him to serve on our Board of Directors.

Lawrence X. Taylor III. Mr. Taylor has been a member of the Board of Directors of the Company since August 2023. Mr. Taylor is President of Taylor Strategy Group advising companies on finance, strategy, growth initiatives and related activities. His experience spans start-ups, private companies, and publicly traded companies across diverse industries, including casino gaming, hospitality, manufacturing, aviation, commercial real estate, retail, and healthcare. Previously, Mr. Taylor served as Partner and Managing Director at Odyssey Capital Group, Chief Financial Officer at Excorp Medical, Inc., Corporate Director of Investment Relations at Grand Casinos, Inc., and others. He is a Board Leadership Fellow of the National Association of Corporate Directors (NACD), is Directorship Certified by the NACD, and was recognized as a “Director to Watch” in 2020 by the Private Company Director Magazine. Mr. Taylor earned a bachelor’s degree in finance from Louisiana Tech University.

Jerome Alan Reid, Jr. Mr. Reid is a nominee for director and if elected, will join the Board as of the Annual Meeting. He currently serves on the board of Caliber Hospitality Trust and as an advisor to several other entities. Mr. Reid is a co-founder of iconik, a fintech firm focused on automated proxy voting and shareholder engagement technology. Mr. Reid previously served as President and Chief Executive Officer of multiple Gordon Getty-controlled asset management firms, including Forward Management, LLC, ReFlow Management, Sierra Club Mutual Funds, and Sutton Place Management, where he scaled assets under management from approximately $70 million to $7 billion. In this role, he oversaw more than $3 billion in real estate-related assets through REIT structures and alternative investment platforms and was responsible for portfolio construction, risk oversight, distribution strategy and executive leadership. Earlier in his career, Mr. Reid held various roles at Morgan Stanley, where he developed experience in securities markets, brokerage operations and capital markets. Mr. Reid has significant public company and industry governance experience, having served on the board of trustees of Forward Funds, an SEC-registered mutual fund complex, and on the board of directors of FOLIOfn, a self-clearing broker-dealer. He has also served on the Board of Governors of the Investment Company Institute and participated in an industry working group for the Federal Reserve Bank of New York. Mr. Reid is also active in the nonprofit sector, having served on several boards, including Centerpoint and Wildcare. We believe Mr. Reid’s extensive experience in asset management, real estate investment oversight, capital markets, regulatory matters and corporate governance, along with his leadership of multi-billion-dollar investment platforms, qualifies him to serve on our Board.

Vote Required; Board of Directors Recommendation

You may vote in favor of any or all of the nominees or you may also withhold your vote as to any or all of the nominees. The affirmative vote of a plurality of all of the votes present in person or represented by proxy and entitled to vote at the Annual Meeting is necessary for the election of the directors, assuming a quorum is present. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors to be elected at the meeting. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board of Directors are to be voted on this proposal, such shares will be voted in favor of the nominees. If you hold your shares in “street name” and you do not instruct your broker how to vote in the election of directors, a broker non-vote will occur, and no votes will be cast on your behalf. It is therefore critical that you cast your vote if you want it to count in the election of directors. Withheld votes will be excluded entirely from the vote and will have no effect on the outcome. Broker non-votes will not be counted as votes cast and will have no effect on the result of the vote although they will be considered present for the purpose of determining the presence of a quorum.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE ELECTION OF EACH NOMINEE UNDER PROPOSAL ONE

PROPOSAL TWO

Independent Registered Public Accounting Firm

The Audit Committee has appointed Urish Popeck & Co., LLC (“Urish Popeck”) to serve as our independent registered public accounting firm and to audit our consolidated financial statements for the fiscal year ending December 31, 2026. On September 25, 2025, the Audit Committee approved the appointment of Urish Popeck as our independent registered public accounting firm for the fiscal year ending December 31, 2025, and related interim period, and the concurrent dismissal of Deloitte & Touche LLP (“Deloitte”) as our independent auditors. Deloitte had served as our independent registered public accounting firm since 2020.

The audit reports of Deloitte on the Company’s financial statements as of December 31, 2024 and December 31, 2023, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit report for the year ended December 31, 2024, had been prepared assuming that the Company would continue as a going concern and included an explanatory paragraph regarding the Company’s ability to continue as a going concern as result of its negative operating cash flows and the Company’s lack of resources to satisfy debt maturities. Furthermore, during the two most recent fiscal years ended December 31, 2024 and December 31, 2023, and the subsequent interim period through September 25, 2025, there were no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused it to make a reference in connection with its opinion to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

Concurrent with Deloitte’s dismissal, the Company engaged Urish Popek on September 25, 2025, as its new independent registered public accountant for the fiscal year ending December 31, 2025. This decision was approved by the Audit Committee in accordance with the authority of the Audit Committee as specified in its Charter. Urish Popeck has served as the auditor for the Company since September 25, 2025. During the fiscal years ended December 31, 2023 and December 31, 2024 and the subsequent interim period through September 25, 2025, neither the Company nor anyone on its behalf consulted with Urish Popeck regarding (a) the application of accounting principles to a specified transaction, completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report nor oral advice was provided to the Company that Urish Popeck concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue, or (b) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

We are asking our stockholders to ratify the selection of Urish Popeck as our independent registered public accounting firm for the fiscal year ending December 31, 2026. Although ratification is not required by our Bylaws or otherwise, the Board is submitting the selection of Urish Popeck to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event that our stockholders fail to ratify the selection, it will be considered as a direction to the Board of Directors and the Audit Committee to consider the selection of a different firm. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests and the best interests of our stockholders. The Company anticipates that a representative of Urish Popeck will attend the Annual Meeting. If the Urish Popeck representative attends the Annual Meeting, he or she will have an opportunity to make a statement and to respond to appropriate stockholder questions.

Vote Required

The affirmative vote of the majority of shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the matter is required to approve the ratification of Urish Popeck as our independent registered public accounting firm. If stockholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be voted in favor of the appointment of Urish Popeck as the Company’s independent registered public accounting firm. Abstentions will be counted as votes against the proposal and will be considered present for the purpose of determining the presence of a quorum. Because this proposal is considered to be routine, if you hold your shares in street name, your broker, bank or other agent may vote your shares on this Proposal Two in its discretion, even if you do not provide voting instructions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF URISH POPECK AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING DECEMBER 31, 2026

Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee is responsible for approving or pre-approving all auditing services (including comfort letters and statutory audits) and all permitted non-audit services by the independent auditor and preapprove the related fees. Pursuant to its charter, the Audit Committee delegated to each of its members, acting singly, the authority to pre-approve any audit services if the need for consideration of a pre-approval request arises between regularly scheduled meetings, with such approval presented to the Audit Committee at its next scheduled meeting or as soon as practicable thereafter.

All audit and audit-related services performed by our principal accountant during the fiscal years ended December 31, 2025 and 2024 and the fees described in the table below were pre-approved by our Audit Committee.

	For the fiscal years ended December 31,
	2025	2024
Audit Fees(1)	$656,255	1,166,000
Audit Related Fees(2)	$169,109	53,500
Tax Fees	$0	0
All Other Fees	$773	1,895
Total Fees:	$826,137	1,221,395

(1)	Audit fees include fees related to the annual audits of our financial statements, quarterly reviews of our financial statements, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements. Also includes $132,986 in fees related to the re-audit of our 2024 annual financial statements.
(2)	Audit related fees include fees paid during 2025 for annual audits of real estate investment funds managed by the Company that require annual audits.

INFORMATION CONCERNING THE BOARD OF DIRECTORS

Board Leadership Structure and Risk Oversight

Our Board of Directors does not have a policy on whether or not the role of the Chief Executive Officer and Chairman should be separate or, if it is to be separate, whether the Chairman should be selected from the non-employee directors or be an employee. Currently, we operate with Mr. Loeffler serving as our Chairman and our Chief Executive Officer. We currently believe that Mr. Loeffler serving in both capacities best serves the Company and suits the talents, expertise and experience that Mr. Loeffler brings to the Company.

The Board as a whole is responsible for consideration and oversight of the risks we face and is responsible for ensuring that material risks are identified and managed appropriately. Certain risks are overseen by committees of the Board and these committees make reports to the full Board, including reports on noteworthy risk-management issues. Members of the Company’s senior management team regularly report to the full Board about their areas of responsibility and a component of these reports is the risks within their areas of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or one of its committees.

Board Independence

We are listed on the Nasdaq Capital Market (“NASDAQ”) and accordingly, we have applied NASDAQ listing standards in determining the “independence” of the members of our Board. In addition, we are subject to the rules of the SEC and NASDAQ relating to the membership, qualifications, and operations of the Audit Committee, as discussed below. The Nominating and Corporate Governance Committee also evaluates the composition of the Board as a whole and each of its committees to ensure the Company’s on-going compliance with NASDAQ independence standards. Based on the NASDAQ listing standards and SEC rules and after reviewing the relationships with members of our Board, our Board, with the assistance of the Nominating and Corporate Governance Committee, has determined that each of William J. Gerber, Lawrence X. Taylor III, and Jerome Alan Reid, Jr., qualifies as an independent director.

While the Company is a “controlled company” as defined under the NASDAQ rules and thus is entitled to an exemption from the majority independence rule, the Company has not elected this exemption for its 2025 election of directors but reserves the right to claim this exemption in the future.

Director Compensation

The following table sets forth all compensation paid to or earned by each non-employee director of the Company during fiscal year December 31, 2025:

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)	Stock Awards ($)	Total ($)
William J. Gerber	$75,000	$75,000	$—	$150,000
Michael Trzupek(2)	$75,000	$75,000	$—	$150,000
Daniel P. Hansen(3)	$75,000	$75,000	$—	$150,000
Lawrence X. Taylor III	$87,500	$75,000	$—	$162,500

(1)	The amounts listed in this column represent the retainer paid to each director for their service on the Board and any committees on which they served during 2025.
(2)	Mr. Trzupek is not standing for election at the Annual Meeting.
(3)	Mr. Hansen is not standing for election at the Annual Meeting.

Our non-employee director compensation is comprised of cash compensation and option awards. Further, we reimburse all of our non-employee directors for their reasonable expenses incurred in attending Board and committee meetings.

The Board believes that a significant portion of director compensation should align director interests with the long-term interests of stockholders. The Board makes changes in its director compensation practices only upon the recommendation of the Compensation Committee and discussion and approval by the Board.

Our Board, following the Compensation Committee’s recommendation, has approved the compensation of our non-employee directors, as described below. The Compensation Committee believes that our non-employee director compensation remains aligned with director compensation practices at our peer companies while considering the ongoing cash constraints of the Company.

For 2025, our non-employee directors, annual compensation consisted of $312,500 in cash.

During fiscal 2025, our Board held four meetings and the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee each held four meetings. During the period for which a person served as a director, each director attended at least 75% of the aggregate of the total number of meetings held by the Board and the total number of meetings held by those committees of the Board on which such director served.

The Company’s policy is to encourage, but not require, Board members to attend annual stockholder meetings.

Committees and Membership

We maintain the following committees of the Board: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each committee is comprised entirely of directors who are “independent” within the meaning of the rules of NASDAQ Rule 5605(a)(2) and all applicable SEC rules and regulations. Each committee acts pursuant to a separate written charter, and each such charter has been adopted and approved by the Board. Each committee charter is available on our website at caliberco.com under the heading “Investments - Public Investors” (https://ir.caliberco.com/corporate-governance/governance-documents). The members of the committees and a description of the principal responsibilities of each committee are described below.

Audit Committee

Our Audit Committee currently consists of William J. Gerber, Michael Trzupek, Daniel P. Hansen, and Lawrence X. Taylor III, each of whom is independent pursuant to the Director Independence Standards of NASDAQ and SEC rules and regulations applicable to audit committees. The chair of our Audit Committee is Mr. Taylor, whom our Board has determined is an “audit committee financial expert” within the meaning of SEC regulations and the Board has also determined that each of the current members of the Audit Committee satisfies the independence requirements under NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. Messrs. Trzupek and Hansen are not standing for election at the Annual Meeting and will no longer be members of the Audit Committee as of the Annual Meeting.

Jerome Alan Reid, Jr., is a nominee for director and will become a member of the Audit Committee if elected at the Annual Meeting. Our Board has determined that Mr. Reid is independent pursuant to the Director Independence Standards of NASDAQ and SEC rules and regulations applicable to audit committees and satisfies the independence requirements under NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act.

Each member of our Audit Committee can read and understand fundamental financial statements in accordance with applicable requirements. In arriving at these determinations, our Board has examined each Audit Committee member’s scope of experience and the nature of their employment in the corporate finance sector.

The principal duties and responsibilities of our Audit Committee include, among other things:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

●	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

●	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

●	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

●	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

●	recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements shall be included in our Annual Report on Form 10-K;

●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

●	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

●	reviewing all related person transactions for potential conflict of interest situations and approving all such transactions; and

●	reviewing quarterly earnings releases.

The Audit Committee Charter is available on our website (https://ir.caliberco.com/corporate-governance/governance-documents).

Compensation Committee

Our Compensation Committee currently consists of William J. Gerber, Michael Trzupek, Daniel P. Hansen, and Lawrence X. Taylor III. The chair of our Compensation Committee is Mr. Hansen. Each member of our Compensation Committee is independent under NASDAQ listing standards. Messrs. Trzupek and Hansen are not standing for election at the Annual Meeting and will no longer be members of the Compensation Committee as of the Annual Meeting.

The principal duties and responsibilities of our Compensation Committee include, among other things:

●	reviewing and approving annually the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating the Chief Executive Officer’s performance based on such goals and objectives, and based on such evaluation, determining and approving the compensation of our Chief Executive Officer;

●	reviewing and recommending to the Board the cash compensation of our other executive officers;

●	reviewing and establishing our overall management compensation, philosophy, and policy;

●	overseeing and administering our compensation and similar plans;

●	reviewing and approving the retention or termination of any consulting firm or outside advisor to assist in the evaluation of compensation matters and evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the applicable NASDAQ rules;

●	retaining and approving the compensation of any compensation advisors;

●	reviewing and approving our policies and procedures for the grant of equity-based awards;

●	reviewing and recommending to the board of directors the compensation of our directors; and

●	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement.

No member of our Compensation Committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee. The Compensation Committee Charter is available on our website (https://ir.caliberco.com/corporate-governance/governance-documents).

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee currently consists of William J. Gerber, Michael Trzupek, Daniel P. Hansen, and Lawrence X. Taylor III. The chair of our Nominating and Corporate Governance Committee is Mr. Gerber. Each member of our Nominating and Corporate Governance Committee is independent under NASDAQ listing standards. Messrs. Trzupek and Hansen are not standing for election at the Annual Meeting and will no longer be members of the Nominating Committee as of the Annual Meeting.

The Nominating and Corporate Governance Committee’s responsibilities include, among other things:

●	developing and recommending to the Board criteria for board and committee membership;

●	establishing procedures, identifying and evaluating individuals qualified for membership on the board of directors, including nominees recommended by stockholders;

●	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

●	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

●	reviewing and recommending to the board of directors’ appropriate corporate governance guidelines; and

●	overseeing the evaluation of our board of directors.

The Nominating and Corporate Governance Committee Charter is available on our website (https://ir.caliberco.com/corporate-governance/governance-documents).

The Director Nomination Process

The Nominating and Corporate Governance Committee considers nominees from all sources, including stockholders. The Nominating and Corporate Governance Committee has the authority to lead the search for individuals qualified to become members of the Company’s Board and to select or recommend to the Board director nominees to be presented for stockholder approval. The Nominating and Corporate Governance Committee may use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm.

Our Nominating and Corporate Governance Committee recommends individuals to our Board based on a variety of factors, including the criteria set forth below. Nominees to our Board are expected to possess fundamental qualities of intelligence, integrity, ethics, and accountability; have proven achievements and competence in their fields; and have a background that demonstrates an understanding of business, real estate, and financial affairs. Nominees must be willing and able to spend the time required to effectively fulfill duties as a director and collaborate with other directors and the executives of the Company. Members of our Board are expected to be committed to the success of the Company, to think critically and independently, and to be willing to communicate in a constructive manner.

Directors are selected on the basis of qualifications and experience. Factors in the selection process may include expertise, business experience, knowledge regarding real estate, finance, marketing, financial reporting, cybersecurity, or management. A nominee’s ability to meet the independence criteria established by the NASDAQ or NYSE is also a factor in the selection process. The Nominating and Corporate Governance Committee will consider candidates for the Board that are recommended by stockholders so long as the recommendations comply with our Third Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, as amended, Corporate Governance Guidelines, the nominee criteria described above, and applicable laws, rules, and regulations, including those promulgated by the SEC and NASDAQ.

Stockholder Communications

Any stockholder who desires to contact any of our directors can write to CaliberCos Inc., 8901 E. Mountain View Rd. Ste. 150, Scottsdale, Arizona 85258, Attention: Corporate Secretary. Your letter should include the following information: (i) if you are a security holder, a statement of the type and number of Company securities you hold; (ii) if you are not a security holder and are submitting the communication to the non-management directors as an interested party, the nature of your interest in the Company; (iii) any special interest, meaning an interest not in the capacity as a securityholder of the Company, of the person in the subject matter of the communication; (iv) and your address, telephone number and e-mail address, if any. All communications will be reviewed by our Corporate Secretary and, if appropriate, directed to the appropriate member(s) of the Board.

Code of Conduct and Code of Ethics

We have adopted a written Code of Conduct and a Code of Ethics each of which applies to our directors, officers, and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Current copies of such codes are posted on the Corporate Governance section of our website, located at https://ir.caliberco.com/corporate-governance/governance-documents.

If we make any substantive amendments to, or grant any waivers from, the Code of Conduct and the Code of Ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K.

Upon written request to our Corporate Secretary, CaliberCos Inc. 8901 E. Mountain View Rd. Ste. 150, Scottsdale, Arizona 85258, we will provide you with a copy of our Code of Conduct and/or our Code of Ethics, without cost.

Short Sale and Hedging and Pledging Policies

Our Amended and Restated Insider Trading Policy applies to our directors, officers, employees, and family members who reside in the household of each person. The policy prohibits directors, officers, employees, and family members who reside in the household of each person, from engaging in short sales, derivatives trading or hedging involving the Company’s securities or pledging or margining the Company’s common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers, and the persons who beneficially own more than ten percent of our Common Stock, to file reports of ownership and changes in ownership with the SEC. Copies of all filed reports are required to be furnished to us. Based solely on the reports received by us and on the representations of the reporting persons, we believe that our directors and executive officers complied with all applicable filing requirements during the fiscal year ended December 31, 2025, except: Jade Leung and Roy Bade each of whom received an equity award on July 16, 2025, for which a Form 4 has not yet been filed; and William J. Gerber, Michael Trzupek, Daniel Hansen and Lawrence Taylor, each of whom received equity awards as part of their customary board compensation on July 17, 2025 and September 16, 2025, for which Form 4s have not yet been filed.

Further, based solely on the reports received by us and on the representations of the reporting persons, we believe each greater than ten percent holder complied with all applicable filing requirements during the fiscal year ended December 31, 2025.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following table sets forth the names, ages and titles of our executive officers:

Name	Age	Title
John C. “Chris” Loeffler, II	41	Chief Executive Officer and Chair of the Board
Jennifer Schrader	44	President and Vice-Chair
Jade Leung	52	Chief Financial Officer
Roy Bade	63	Chief Development Officer
Gregory Randolph James	52	Chief Operating Officer

Information about John C. Loeffler, II our Chief Executive Officer, and Jennifer Schrader, our President, is set forth above under “PROPOSAL 1 Election of Directors - Nominees”.

Jade Leung. Mr. Leung has served as Caliber’s Chief Financial Officer and corporate secretary since April 2017. As Chief Financial Officer, Mr. Leung oversees all aspects of accounting and controllership, financial planning and analysis, tax, financial reporting, and treasury functions at Caliber. Before being named Chief Financial Officer, Mr. Leung served as Caliber’s Vice President of Finance and was responsible for managing and streamlining the Company’s accounting and compliance functions across all divisions and functions. In August 2016, he was also named the Chief Compliance Officer for the Company’s Arizona issuer-dealer, Caliber Securities, LLC, which established a new revenue stream for the Caliber group of companies. Prior to joining Caliber, Mr. Leung spent 12 years with PwC where he managed audit and accounting advisory services for some of PwC’s largest Fortune 500 companies in the United States, Canada, and Japan. Notably, Mr. Leung participated in over $1 billion of public market transactions and financing arrangements. Mr. Leung earned an accounting degree from Ryerson University and a Bachelor of Arts degree in Psychology from the University of British Columbia and holds an active CPA license in the states of Arizona and Maine.

Roy Bade. Mr. Bade has served as the Chief Development Officer of Caliber since November 2019. Roy is responsible for managing real estate service lines provided by Caliber’s vertically integrated group of operating businesses. His four areas of responsibility include vertical and horizontal real estate development, construction, acquisitions, and project financing. Mr. Bade joined Caliber in 2014 as Fund Manager and was quickly promoted to Executive Vice President and Fund Manager. He was responsible for maximizing returns on existing properties and managing Caliber’s development and construction activity. For nearly 30 years prior to joining Caliber, Mr. Bade acted as the principal and managing partner of two businesses, Bade Commercial Services Inc and BCS Development Group, LLC, which included the development, construction, and property management of commercial, retail and industrial properties throughout Phoenix, Arizona. During this time, Mr. Bade developed, constructed and owned over 750,000 square feet of property. Mr. Bade graduated from Washington State University with a Bachelor of Science in Business Information Systems, and holds a Commercial General Contractor’s license, and holds an Arizona Real Estate Broker’s license.

Gregory Randolph James. Mr. James joined the Company in October 2024 as COO and Head of Asset Management of Caliber Hospitality Trust. He has served as Chief Operating Officer of the Company since July 7, 2025. Prior to joining the Company, Mr. James served as Senior Vice President of Operations and Senior Vice President of Asset Management at Summit Hotel Properties, Inc. (NYSE: INN), a publicly traded lodging real estate investment trust. During his tenure there, he oversaw 103 hotel assets and daily operations, including asset management, revenue optimization, and data analytics, supporting more than 15,000 guest rooms and $730 million in total revenue. Mr. James earned his degree from Arizona State University.

Material Proceedings

None of our directors or executive officers has been involved in any events enumerated under Item 401(f) of Regulation S-K during the past ten years that are material to an evaluation of the ability or integrity of such persons to be our directors or executive officers.

No material proceedings exist in which any of our directors or executive officers is an adverse party to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Family Relationships

There are no family relationships among any of our executive officers or directors.

EXECUTIVE COMPENSATION

Compensation of Named Executive Officers

The summary compensation table below shows certain compensation information for services rendered in all capacities for the fiscal years ended December 31, 2025 and 2024. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards ($)	Incentive Plan Compensation ($)	All Other Compensation(3) ($)	Total ($)
John C. “Chris” Loeffler, II	2025	$490,000	$5,000	—	—	—	$18,125	513,125
Chief Executive Officer and Chair of the Board	2024	490,000	10,000	326,100	—	—	63,177	889,277
Jennifer Schrader	2025	450,000	5,000	—	—	—	9,000	464,000
President and Vice-Chair	2024	450,000	10,000	326,100	—	—	83,378	869,478
Jade Leung	2025	375,000	5,000	76,500	—	—	7,500	464,000
Chief Financial Officer	2024	375,000	20,000	253,623	—	—	13,800	662,423
Roy Bade	2025	350,000	260,000	274,157	—	—	10,323	894,480
Chief Development Officer	2024	350,000	220,000	163,043	—	—	10,300	743,343
Greg James(4)	2025	294,616	103,214	—	—	—	—	397,830
Chief Operating Officer
Ignacio Martinez(5)	2025	182,500	60,000	—	—	—	—	242,500
Former Chief Operating Officer	2024	325,000	20,000	431,159	—	—	—	776,159

(1)	The amounts reported in this column reflect cash bonus payments made in the respective year for performance.
(2)	The amounts reported in this column reflect restricted stock units awarded in the respective year for performance.
(3)	The amounts reported in this column represent employer 401(k) contributions. Mr. Loeffler’s and Ms. Schrader’s other compensation includes loan guarantee fees of $18,125 and $70,952, respectively.
(4)	Greg James was appointed Chief Operating Officer on July 7, 2025 and in connection therewith determined to be a Named Executive Officer.
(5)	Mr. Martinez was our Chief Operating Officer from April 1, 2024 to July 7, 2025.

Employment Agreements

The Company entered into an Executive Employment Agreement, dated January 1, 2019, with each of John C. Loeffler, II, Jennifer Schrader, Jade Leung and Roy Bade (each an “Executive”, and together the “Executives”). The Executive Employment Agreements (the “Employment Agreements”) provide for certain base salary and termination payments to the Executives as follows:

The Employment Agreements are for an indefinite term until the agreement is terminated. Mr. Loeffler’s annual base salary is $490,000 and his employment agreement provides for compensation of $2,083.33 per month for any and all leadership services rendered in any capacity (“Leadership Compensation”). Ms. Schrader’s annual base salary is $450,000 and her employment agreement provides for Leadership Compensation of $2,083.33 per month.

Mr. Leung’s annual base salary is $375,000 and his employment agreement provides for Leadership Compensation of $2,083.33 per month. Mr. Bade’s annual base salary is $350,000 and his employment agreement provides for Leadership Compensation of $2,083.33 per month.

Following the termination of the employment of an Executive under the circumstances described below, the Company will pay to Executive in accordance with its regular payroll practices the following compensation and provide the following benefits:

●	Death; Disability. In the event that an Executive's employment is terminated by reason of an Executive's death or disability, an Executive or his/her estate, as the case may be, shall be entitled to the following payments: (i) payment of an Executive’s Base Salary plus Leadership Compensation; (ii) any pro rata Bonus earned by an Executive; and (iii) payment of amounts and benefits available under the employee benefit plans.

●	Termination by the Company for Cause. In the event that an Executive's employment is terminated by the Company for cause, an Executive will not be entitled to compensation, pro rata Bonus or other benefits.

●	Termination by the Company Without Cause. In the event that an Executive's employment is terminated by the Company without cause, an Executive will be entitled to receive their Base Salary, any pro rata Bonus and any expenses earned or incurred through the date of termination. An Executive will be entitled to receive a severance payment of their current Base Salary plus Leadership Compensation for twelve (12) or thirty-six (36) months, depending on the Executive.

●	Voluntary Resignation by Executive for Good Reason. In the event of an Executive's resignation for Good Reason, an Executive will be entitled to receive their Base Salary plus Leadership Compensation, any pro rata Bonus and any expenses earned or incurred through the date of termination. An Executive will be entitled to receive a severance payment of their current Base Salary plus Leadership Compensation for twelve (12) or thirty-six (36) months, depending on the Executive.

●	Resignation. In the event an Executive resigns from the Company regardless of circumstances or reason, the Executive shall be entitled to receive only the Base Salary plus Leadership Compensation and Bonus earned through the effective date of their resignation.

The Company entered into an employment agreement with Gregory Randolph James on July 10, 2025, effective July 7, 2025 (the "Employment Agreement"). The term of employment under the Employment Agreement is one year, and the term will automatically renew for an additional one year terms unless either party notifies the other at least 30 days prior to the term. Pursuant to the Employment Agreement, Mr. James’s annual base salary will be $325,000 per year (“Base Compensation”). Mr. James will be eligible to earn a bonus of up to 125% of his Base Compensation. In addition, Mr. James will be eligible to receive restricted stock and/or stock options from time to time at the sole discretion of the Compensation Committee (the “Compensation Committee”) and the Board of Directors of the Company (the “Board”).

Mr. James is eligible to participate in such executive benefit plans and programs as the Company may from time to time offer or provide to executives of the Company at similar levels. Mr. James will also be entitled to reimbursement of expenses he reasonably incurs in connection with the performance of his duties in accordance with the Company’s policies with respect thereto.

Following the termination of the employment of Mr. James under the circumstances described below, the Company will pay Mr. James in accordance with its regular payroll practices the following compensation and provide the following benefits:

●	Termination by the Company for Cause. In the event that Mr. James's employment is terminated by the Company for cause, Mr. James will not be entitled to compensation, pro rata bonus or other benefits.

●	Termination by the Company Without Cause. In the event that Mr. James's employment is terminated by the Company without cause, Mr. James will be entitled to receive his Base Compensation, any pro rata bonus, 75% of his unvested time based stock awards (but not any performance based stock awards which shall be deemed forfeited) may be accelerated on an abbreviated schedule at the discretion of the Company, and any expenses incurred through the date of termination. Mr. James will be entitled to receive a severance payment of his current Base Compensation for six (6) months.

●	Voluntary Resignation by Executive for Good Reason. In the event of Mr. James's resignation for Good Reason, Mr. James will be entitled to receive his Base Compensation, any pro rata Bonus, 75% of his unvested time based stock awards (but not any performance based stock awards which shall be deemed forfeited) may be accelerated on an abbreviated schedule at the discretion of the Company, and any expenses incurred through the date of termination. Mr. James will be entitled to receive a severance payment of his current Base Compensation for six (6) months.

●	Resignation. In the event Mr. James resigns from the Company regardless of circumstances or reason, Mr. James shall be entitled to receive only the Base Compensation and bonus earned through the effective date of his resignation.

In September 2022, the Company adopted new compensation arrangements for its Named Executive Officers; these arrangements are in the process of being reduced to formal agreements which will replace existing agreements in place with such officers. Other than as set forth below, each of the formal agreements will contain identical terms and conditions. The agreements will (i) provide for at-will employment, (ii) provide an auto allowance equal to $19,500 per year, (iii) provide for severance equal to 12 months of salary upon termination without cause or voluntary resignation for good reason and (iv) require that the Named Executive Officer shall devote substantially all of his/her time and attention to the performance of his/her duties and responsibilities for and on behalf of the Company except as may be consented to by the Company.

The following table sets forth the agreed to compensation arrangements with each of our Named Executive Officers:

Name	Base Salary ($)	Maximum Bonus as a Percentage of Base Salary ($)	Maximum Bonus ($) (1)	Long Term Incentive (LTI) ($) (2)	Total Compensation Potential ($)
John C. “Chris” Loeffler, II	$490,000	200%	$980,000	$450,000	$1,920,000
Jennifer Schrader	$450,000	150%	$675,000	$450,000	$1,575,000
Jade Leung	$375,000	100%	$375,000	$350,000	$1,100,000
Roy Bade	$350,000	150%	$525,000	$225,000	$1,100,000
Gregory Randolph James(3)	$325,000	125%	$406,250	$250,000	$981,250
Ignacio Martinez(4)	$325,000	125%	$406,250	$250,000	$981,250

(1)	Bonuses are discretionary, will be dependent on both individual and company performance and will be issued following the close of each year. The amounts listed under Maximum Bonus ($) are target totals assuming the Named Executive Officer achieves his/her designated goals and expected outcomes in the annual plan.
(2)	The LTI will be payable in the form of RSU's from the 2024 Equity Incentive Plan, as amended, subject to vesting further to the provisions in the plan. The calculation of total shares to issue for the year will be completed annually as of the first business day each year and the corresponding share price average for the preceding 20 trading days, or as otherwise agreed upon by the Board of Directors.
(3)	Greg James was appointed Chief Operating Officer on July 7, 2025, and in connection therewith determined to be a Named Executive Officer.
(4)	The Company entered into an Employment Agreement with Mr. Martinez dated May 25, 2023, which was for an indefinite term until terminated. The Employment Agreement was terminated on July 7, 2025. Mr. Martinez’s annual base salary was $325,000, and he was eligible to receive an annual bonus based on performance of up to 125% of his base compensation and long-term incentives via the Company’s 2024 Incentive Stock Plan.

Other than the employment arrangements described above, we have not entered into any arrangements providing for payments or benefits in connection with the resignation, severance, retirement or other termination of any of our named executive officers, changes in their compensation or a change in control.

In general, Caliber's pay philosophy with respect to its Named Executive Officers is to target at or about the market median of peer group companies for a Named Executive Officer's total compensation, with actual compensation varying based on performance and tenure.

Caliber makes such compensation decisions for the Named Executive Officers based on:

●	The Company's strategic and human resources objectives;

●	Competitive data for peer group companies and for a broader group of asset management firms;

●	Corporate and individual performance on key initiatives;

●	Corporate performance compared to our competitors;

●	Economic conditions;

●	Advice of outside executive compensation consultants and that of our Advisory Board; and

●	How the elements of compensation contribute to and interrelate to total compensation.

The peer group of companies was compiled by an unaffiliated compensation consultant's study. The compensation consultant recommends an appropriate peer group of public, similarly sized, asset management companies, considering the Company's and the competitors' strategy, mix of business and size, as measured primarily by annual revenues, market capitalization and total assets. These companies are the major competitors in one or more of the Company's businesses, but none represent the exact business mix of the Company. Caliber strives to target compensation for the Named Executive Officers at the median of the compensation of the named executive officers at the peer group companies.

Potential Payments Upon Termination or Change-In-Control

The Employment Agreements, and the employment arrangements approved in 2022, provide for severance benefits upon a termination of employment under certain circumstances. For a discussion regarding the benefits see “Employment Agreements.”

Outstanding Equity Awards at Fiscal Year End Table

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John C. “Chris” Loeffler, II	—	—	—		N/A	N/A	10,610	$12,414	—	$—
Jennifer Schrader	—	—	—		N/A	N/A	10,610	$12,414	—	$—
Jade Leung	59,452	—	—		$5.85	12/31/2029	27,715	$32,427	—	$—
Roy Bade	—	—	—	$	N/A	N/A	22,979	$26,885	—	$—
Greg James	2,847	—	5,192		$12.44	10/14/2034	20,766	$24,296	—	$—

Recovery of Erroneously Awarded Compensation

The Board adopted a clawback policy (the “Clawback Policy”) effective as of May 15, 2023. The Clawback Policy, which is administered by the Compensation Committee of the Board of Directors, applies to current and former executive officers of the Company (each an “Covered Person”). In the event the Company is required to prepare an accounting restatement of its financial results as a result of a material noncompliance by the Company with any financial reporting requirement under the federal securities laws, the Company will have the right to use reasonable efforts to recover from any Covered Person who received incentive compensation (whether cash or equity) from the Company during the three-year period preceding the date on which the Company was required to prepare the accounting restatement, any excess incentive compensation awarded as a result of the misstatement. As of December 31, 2024, there have been no Restatements that would require recovery of erroneously awarded compensation under the Clawback Policy.

Equity Incentive Plans

2017 Incentive Stock Plan

We currently have adopted the 2017 Incentive Stock Plan, as amended and restated in December 2021 (the “2017 Plan”). The 2017 Plan remains in place for governance of awards made prior to adoption of our 2024 Equity Incentive Plan in 2024, however, no new awards may be made under the 2017 Plan.

As of December 31, 2025 and 2024, options representing 94,417 and 135,902 shares, respectively, have been awarded and are outstanding under the 2017 Plan. As of December 31, 2025 and 2024, restricted stock units representing 294,579and 356,106 shares have been awarded and are outstanding under the 2017 Plan, respectively.

2024 Incentive Stock Plan

We have adopted a 2024 Equity Incentive Plan, as amended (the “2024 Plan”). The 2024 Plan administrator may grant awards to any employee, director, consultant or other person providing services to us or our affiliates.

As of December 31, 2025, there were approximately 6,372 shares of Class A Common Stock remaining available for issuance under the 2024 Plan out of a total of 200,000 shares of Class A Common Stock reserved for issuance thereunder. On January 30, 2026, the stockholders approved amendment of the 2024 Plan to (i) immediately increase the number of shares available for grant of awards by 1,000,000 shares and (ii) to incorporate provisions for annual increases under the 2024 Plan on the first day of each calendar year, beginning on January 1, 2027 and ending on January 1, 2034, equal to 15% of the total shares of our Class A common stock outstanding on the last day of the immediately preceding calendar year

As of December 31, 2025 and 2024, options representing 42,320 and 7,400 shares, respectively, were awarded and outstanding under the 2024 Plan. As of December 31, 2025 and 2024, restricted stock units representing 151,308 and 32,875 shares, respectively, were awarded and outstanding under the 2024 Plan.

TRANSACTIONS WITH RELATED PERSONS

Business Segments

The Company operates through one reportable segment, its asset management platform, which it refers to simply as “Platform”. The Company’s chief operating decision maker (“CODM”) is the Company’s Chief Executive Officer, John C. Loeffler. The Company’s CODM assesses performance and allocates resources based on the results of Platform operations.

The Company’s CODM assesses revenue, operating expenses and key operating statistics to evaluate performance and allocate resources on a basis that eliminates the impact of the consolidated funds (intercompany eliminations required by U.S. GAAP) and noncontrolling interests. Platform payroll and payroll related costs were $12.2 million and $17.8 million for the years ended December 31, 2025 and 2024, respectively. Management concluded that the consolidated funds do not meet the requirements in ASC 280, Segment Reporting, of operating segments, as the Company’s CODM does not review, nor is he provided with the operating results of these consolidated funds for the purposes of allocating resources, assessing performance or determining whether additional investments or advances will be made to these funds. The consolidated funds are consolidated based on the requirement in ASC 810, Consolidation, as the Company was determined to be the primary beneficiary of each of these variable interest entities since the Company has the power to direct the activities of the entities and the right to absorb losses, generally in the form of guarantees of indebtedness that are significant to the individual investment funds.

The following describes revenue recognition for the fees the Company earns from providing services under its Platform:

Fund set-up fees are a one-time fee for the initial formation, administration, and set-up of the private equity real estate fund. These fees are recognized at the point in time when the performance under the contract is complete and are included in asset management revenues in the accompanying consolidated statements of operations. Fund set-up fees replaced fund formation fees that are earned at a point in time at a fixed rate based on the amount of capital raised into certain managed funds.

Fund management fees are generally based on 1.0% to 1.5% of the unreturned capital contributions in a particular fund and include reimbursement for costs incurred on behalf of the fund, including an allocation of certain overhead costs. These customer contracts require the Company to provide management services, representing a performance obligation that the Company satisfies over time. With respect to Caliber Hospitality Trust, the Company earns a fund management fee of 0.70% of Caliber Hospitality Trust’s enterprise value and is reimbursed for certain costs incurred on behalf of Caliber Hospitality Trust. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Financing fees are earned for services the Company performs in securing third-party financing on behalf of our private equity real estate funds. These fees are recognized at the point in time when the performance under the contract is complete, which is essentially upon closing of a loan. In addition, the Company earns fees for guaranteeing certain loans, representing a performance obligation that the Company satisfies over time. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Development and construction revenues from contracts with customers include fixed fee arrangements with related party affiliates to provide real estate development services as their principal developer, which include managing and supervising third-party developers and general contractors with respect to the development of the properties owned by the funds. Revenues are generally based on 4.0% of the total expected costs of the development or 4.0% of the total expected costs of the construction project. Prior to the commencement of construction, development fee revenue is recognized at a point in time as the related performance obligations are satisfied and the customer obtains control of the promised service, including negotiation, due diligence, entitlements, planning, and design activities. During the construction period, development fee revenue is recognized over time as the performance obligation(s) are satisfied. These revenues are included in asset management revenues in the accompanying consolidated statements of operations.

Brokerage fees are earned at a point in time at fixed rates for services performed related to acquisitions, dispositions, leasing, and financing transactions, and are included in asset management revenues in the accompanying consolidated statements of operations.

Performance allocations are an arrangement in which the Company is entitled to an allocation of investment returns, generated within the investment funds which we manage, based on a contractual formula. The Company typically receives 15.0% to 35.0% of all cash distributions from (i) the operating cash flow of each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of preferred capital contributions; and (ii) the cash flow resulting from the sale or refinance of any real estate assets held by each fund, after payment to the related fund investors of any accumulated and unpaid priority preferred returns and repayment of initial preferred capital contributions. Our funds’ preferred returns range from 6.0% to 12.0%, typically 6.0% for common equity or 10.0% to 12.0% for preferred equity, which does not participate in profits. Performance allocations are related to services which have been provided and are recognized when it is determined that they are no longer probable of significant reversal, which is generally satisfied when an underlying fund investment is realized or sold. These revenues are included in performance allocations in the accompanying consolidated statements of operations

The table below shows the consolidated revenues earned for providing services under the Platform for the years ended December 31, 2025 and 2024.

	Years Ended December 31,
	2025	2024
Fund management fees	$10,878	$9,219
Financing fees	361	396
Development and construction fees	2,363	6,420
Brokerage fees	789	844
Total asset management	14,391	16,879
Performance allocations	27	358
Total related party revenue	$14,418	$17,237

As of December 31, 2025 and 2024, amounts due to the Company from related parties for services performed under the Platform were $9.2 million and $6.2 million, respectively, net of allowance for doubtful accounts of $3.2 million and $3.1 million, respectively, which is included in due from related parties on the accompanying consolidated balance sheets.

Notes Receivable

The Company entered into unsecured promissory notes with related parties. No payments are required prior to the maturity of the notes. The notes may be prepaid in whole, or in part, without penalty.

The following table summarizes the notes receivable – related parties as of December 31, 2025 and 2024 (in thousands):

Notes Receivable - Related Parties	December 31, 2025	December 31, 2024	Interest Rate (1)	Maturity Date (1)
Olate Behavioral Health MezzCo LLC (2)	$—	$—	12.00%	January 2027
Encore Caliber Holdings, LLC	155	—	12.00%	March 2027
Caliber Hospitality LP	4,375	—	12.00%	April 2027
DFW Behavioral Health LLC (2)	165	22	12.00%	November 2026
Blue Spruce Ridge MezzCo, LLC (2)	—	13	12.00%	December 2026
West Ridge MezzCo, LLC	422	70	12.00%	December 2026
Ridge II MezzCo, LLC	238	—	12.00%	May 2026
Ironwood 92 Partners LLC (2)	—	—	12.00%	January 2027
The Ketch LLC (2)	—	—	12.00%	February 2027
SF Alaska (2)	—	—	12.00%	February 2027
Caliber Fixed Income Fund III, LP	532	—	12.00%	July 2026
Caliber Hospitality JV, LLC	376	—	12.00%	September 2026
Caliber Tax Advantaged Opportunity Zone Fund, LP	157	—	12.00%	September 2027
J-25 Land Holdings, LLC	672	—	12.00%	September 2026
Elliot 10 MezzCo, LLC	219	—	12.00%	July 2026
Caliber Core+ Growth & Income Fund REIT, LLC	37	—	12.00%	December 2027
Total Notes Receivable - Related Parties	$7,348	$105

(1)	As of December 31, 2025.
(2)	The Company entered into unsecured promissory notes with related parties which were repaid or impaired during the year ended December 31, 2025.

During the years ended December 31, 2025 and 2024, the Company earned $.03 million and $0.2 million, respectively, of interest in connection with the notes, which is included in interest income on the accompanying consolidated statements of operations. Interest that accrues on certain related party notes receivable can be added to the principal outstanding balance, due at the respective loan maturity date and incurs interest at the respective interest rate. There was $0.2 million of interest due to the Company as of December 31, 2025. There was an immaterial amount of interest due to the Company as of December 31, 2024.

The December 2025 notes receivable – related parties balance above is net of a $1.0 million allowance for doubtful accounts. There was no allowance at December 31, 2024.

Other

In the normal course of business, the Company has various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the Company on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2025, other amounts due from related parties were $0.7 million, net of allowance for doubtful accounts of $0.8 million, and are included in due from related parties on the accompanying consolidated balance sheets. As of December 31, 2024, other amounts due from related parties was $0.8 million and are included in due from related parties on the accompanying consolidated balance sheets. As of December 31, 2025 and 2024, other amounts due to related parties from the Company were $0.2 million and $0.3 million, respectively, which are included in due to related parties on the accompanying consolidated balance sheets.

Related Party Transactions of the Consolidated Funds

Notes Receivable

The consolidated funds entered into unsecured promissory notes with related parties. The notes may be repaid in whole, or in part, without penalty. The notes receivable – related parties consisted of the following as of December 31, 2025 and 2024 (in thousands):

Notes Receivable – Related Parties	December 31, 2025	December 31, 2024	Interest Rate (1)	Maturity Date (1)
Caliber Hospitality, LP (2)	$—	$5,650	12.00%	September 2026
Elliot & 51st Street, LLC	936	1,198	12.00%	April 2026
Total Notes Receivable – Related Parties	$936	$6,848

(1)	As of December 31, 2025.
(2)	During the year ended December 31, 2024, the Company deconsolidated TCC, who is the lender of a promissory note, with Caliber Hospitality, LP.

During the year ended December 31, 2025, the consolidated funds did not earn interest in connection with the notes. During the year ended December 31, 2024, the consolidated funds earned $5.9 million of interest in connection with the notes, which is included in consolidated funds – other revenues on the accompanying consolidated statements of operations. Interest that accrues on certain related party notes receivable, in which the consolidated fund and respective borrower mutually agreed, is added to the principal outstanding balance, due at the respective loan maturity date and incurs interest at the respective interest rate. Interest due to the consolidated funds was $0.2 million and $0.3 million as of as of December 31, 2025 and 2024, respectively, which is included in prepaid and other assets on the accompanying consolidated balance sheets.

Notes Payable

At December 31, 2025 and 2024, the consolidated funds had a note payable outstanding of $2.3 million and $2.0 million, respectively, to CFIF III. The note has a fixed interest rate of 13.00% and matured in September 2025.

During each of the years ended December 31, 2025 and 2024, the consolidated funds incurred $0.3 of interest expense in connection with the notes payable – related parties, which is included in consolidated funds – hospitality expenses and consolidated funds – other expenses on the accompanying consolidate statements of operations. No interest was payable as of December 31, 2025 and 2024.

Other

In the normal course of business, the consolidated funds have various amounts due from and/or due to related parties, including affiliate entities and individuals, for various expenses paid by the funds on their behalf and other charges. These amounts are generally unsecured, interest-free, and due on demand. As of December 31, 2025 and 2024, there was an immaterial amount of other amounts due from related parties, which is included in prepaid and other assets on the accompanying consolidated balance sheets. As of December 31, 2025 and 2024, there was $0.9 million and $0.1 million, respectively, of other amounts due to related parties, which is included in due to related parties on the accompanying consolidated balance sheets.

The Company’s Corporate Governance Guidelines outline the policies and procedures related to reviewing and approving related party transactions. The Board and its committees review and approve all related party transactions and any contracts or other transactions with current or former directors and executive officers of the Company, including consulting arrangements, employment agreements, change-in-control agreements, termination arrangements, and loans to officers made or guaranteed by the Company. The Audit Committee generally takes the lead in reviewing related party transactions, and the Compensation Committee and the Nominating and Corporate Governance Committee generally take the lead in reviewing related party contracts, such as consulting arrangements, termination agreements, and any other contracts or arrangements involving any compensatory or monetary terms. The Company does not enter into any such transaction unless the transaction is determined by the disinterested directors to be fair to the Company or is approved by the disinterested directors or by the stockholders. Any determination by the Company’s disinterested directors is based on a review of the particular transaction, applicable laws and regulations, policies of the Company, and the listing standards of NASDAQ.

DIRECTOR AND OFFICER INDEMNIFICATION AND INSURANCE

We have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us or will require us to indemnify each director (and in certain cases their related venture capital funds) and executive officer to the fullest extent permitted by Delaware law, including indemnification of expenses such as attorneys’ fees, judgments, fines and settlement amounts incurred by the director or executive officer in any action or proceeding, including any action or proceeding by or in right of us, arising out of the person’s services as a director or executive officer.

Our third amended and restated certificate of incorporation and our amended and restated bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by the DGCL. We also have purchased a policy of directors’ and officers’ liability insurance that will insure our directors and officers against the cost of defense, settlement or payment of a judgment under certain circumstances.

There are no transactions currently proposed by us in which a related party has a direct or indirect financial interest in which the amount involved exceeds $120,000.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our shares as of the Record Date by:

●	each named executive officer;

●	each of our directors;

●	our directors and executive officers as a group; and

●	each person or entity known by us to own beneficially more than 5% of our Class A Common Stock and Class B Common Stock (by number or by voting power).

In accordance with the rules and regulations of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares that they beneficially own, subject to applicable community property laws.

Applicable percentage ownership is based on 6,682,240 shares of Class A Common Stock and 370,822 shares of Class B Common Stock outstanding as of the Record Date. In computing the number of shares beneficially owned by a person and the percentage ownership of such person, we deemed to be outstanding all shares subject to options held by the person that are currently exercisable, or exercisable or would vest based on service-based vesting conditions within 60 days of the Record Date. However, except as described above, we did not deem such shares outstanding for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated, the address for each beneficial owner listed in the table below is c/o CaliberCos Inc., 8901 E. Mountain View Rd., Ste 150, Scottsdale, Arizona 85258.

	Shares Beneficially Owned(1)
	Class A Common Stock		Class B Common Stock		% Total Voting
Name of Beneficial Owner	Shares	%	Shares	%	Power(2)(3)
Named Executive Officers and Directors
Jennifer Schrader(4)	22,059	*	185,485	50.0%	17.9%
John C. Loeffler, II(5)	23,359	*	185,337	50.0%	17.9%
Roy Bade(6)	42,343	*	—	—%	*
Jade Leung(7)	37,041	*	—	—%	*
Greg James(11)	15,910	*	—	—%	*
William Gerber(8)	18,283	*	—	—%	*
Michael Trzupek(9)	18,186	*	—	—%	*
Daniel P. Hansen(10)	22,340	*	—	—%	*
Lawrence X. Taylor III(13)	17,286	*	—	—%	*

Directors, Director Nominees and Executive Officers as a Group (9 Persons)(12)	216,807	3.2%	370,822	100.0%	37.5%
5% Beneficial Owners:
Donnie R. Schrader(14)	169,537	2.5%	—	—%	1.6%

*	Indicates ownership of less than 1%
(1)	In computing the number of shares of Common Stock beneficially owned by a person and the percentage of beneficial ownership of that person, shares of Common Stock underlying restricted stock units or options held by that person that are convertible or exercisable, as the case may be, within 60 days of the Record Date are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Does not give effect to (i) the conversion of Class B Common Stock to Class A Common Stock, (ii) the conversion of convertible debt securities into Class A Common Stock, (iii) the conversion of Series A Preferred Stock into Class A Common Stock or (iv) the vesting of any issued and outstanding stock options or restricted stock units outstanding as of the date hereof under either the 2017 Plan or the 2024 Plan and excludes shares of Class A Common Stock reserved for future issuance pursuant to outstanding awards under our 2024 Plan. None of the named executive officers and directors or Donnie Schrader beneficially own any convertible debt securities. In addition, no holder of convertible debt would become a beneficial owner of 5% or more of the Company’s Class A Common Stock should any such holder convert all convertible debt held by such holder within 60 days of the Record Date.
(3)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.
(4)	Includes 20,752 fully vested restricted stock units (“RSUs”) and 1,307 RSUs vesting within 60 days of the Record Date, which represent a contingent right to receive Class A Common Stock upon vesting. Class A Common Stock does not include shares of Class A Common Stock held by Jennifer Schrader’s spouse Donnie Schrader. Ms. Schrader disclaims beneficial ownership of all shares of Class A Common Stock held by Donnie Schrader, except to the extent of her pecuniary interest, if any, therein. See also footnote 14.
(5)	Includes 1,300 shares of Class A Common Stock, 20,752 fully vested RSUs, and 1,307 RSUs vesting within 60 days of the Record Date, which represent a contingent right to receive Class A Common Stock upon vesting. Class B Common Stock includes 88,950 shares held in The C LO 2021 Irrevocable Trust under agreement of which Mr. Loeffler is trustee.
(6)	Includes 36,364 fully vested RSUs, 2.445 RSUs vesting within 60 days of the Record Date, which represent a contingent right to receive Class A Common Stock upon vesting, and 3,534 shares of Class A Common Stock held by Wave Investments LLC of which Mr. Bade is the sole manager.
(7)	Includes 2,973 fully vested and exercisable stock options, 31,874 fully vested RSUs, and 2,194 RSUs vesting within 60 days of the Record Date, which represent a contingent right to receive Class A Common Stock upon vesting.
(8)	Includes 651 shares of Class A Common Stock and 17,632 fully vested and exercisable stock options.
(9)	Includes 554 shares of Class A Common Stock and 17,632 fully vested and exercisable stock options.
(10)	Includes 5,452 shares of Class A Common Stock and 16,888 fully vested and exercisable stock options.
(11)	Includes 2,847 fully vested and exercisable stock options, 11,389 fully vested RSUs, 1,339 RSUs vesting within 60 days of the Record Date, which represent a contingent right to receive Class A Common Stock upon vesting, and 335 stock options exercisable within 60 days of the Record Date.
(12)	Includes 75,193 fully vested stock options and options exercisable within 60 days of the Record Date and 8,592 RSUs vesting within 60 days of the Record Date.
(13)	Includes 400 shares of Class A Common Stock and 16,886 fully vested and exercisable stock options.
(14)	Based on information known to the Company and Mr. Schrader’s Form 3 filed May 15, 2023. Does not include Class A Common Stock or Class B Common Stock held by Donnie Schrader’s spouse Jennifer Schrader. Mr. Schrader disclaims beneficial ownership of all shares of Common Stock held by Jennifer Schrader, except to the extent of his pecuniary interest, if any, therein.

AUDIT COMMITTEE REPORT TO STOCKHOLDERS

Pursuant to rules adopted by the SEC designed to improve disclosures related to the functioning of corporate audit committees and to enhance the reliability and credibility of financial statements of public companies, the Audit Committee of our Board of Directors submits the following report:

Management is responsible for the Company’s accounting and financial reporting processes, including its internal control over financial reporting, and for preparing the Company’s consolidated financial statements. Urish Popeck, the Company’s independent auditor, is responsible for performing an audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and for expressing an opinion as to whether the Company’s consolidated financial statements are fairly presented in all material respects in conformity with accounting principles generally accepted in the United States of America (“GAAP”). In this context, the responsibility of the Audit Committee is to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements.

In the performance of its oversight function, the Audit Committee reviewed and discussed with management and Urish Popeck the Company’s audited consolidated financial statements as of and for the years ended December 31, 2025 and 2024. Management and Urish Popeck represented to the Audit Committee that the Company’s audited consolidated financial statements as of and for the years ended December 31, 2025 and 2024, were prepared in accordance with GAAP. The Audit Committee also discussed with Urish Popeck the matters required to be discussed by the applicable requirements of the PCAOB and the U.S. Securities and Exchange Commission.

The Audit Committee received the written disclosures and a letter from Urish Popeck required by the applicable requirements of the PCAOB regarding Urish Popeck's communications with the Audit Committee concerning independence, and has discussed with Urish Popeck its independence.

Based on its discussions with management and the independent registered public accounting firm, and its review of the representations and information provided by management and the independent registered public accounting firm, the Audit Committee recommended to the board of directors that the audited consolidated and combined financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal years ended December 31, 2025 and 2024.

Respectfully submitted,

THE AUDIT COMMITTEE

Lawrence X, Taylor III, Chairman

Michael Trzupek

William J. Gerber

Daniel P. Hansen

The Report of the Audit Committee should not be deemed filed or incorporated by reference into any other filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates the Report of the Audit Committee therein by reference.

STOCKHOLDER PROPOSALS

Stockholders wishing to include proposals in the proxy materials in relation to our 2027 Annual Meeting of Stockholders must submit the same in writing, by mail, first-class postage pre-paid, to the Company’s Corporate Secretary, which must be received at our executive office on or before November 30, 2026 (unless the date of next year’s annual meeting is changed by more than 30 days from the anniversary date of this year’s meeting, in which case the deadline will be a reasonable period of time prior to the date we begin to print and send our proxy materials for the annual meeting).

Our Board of Directors will review any stockholder proposals that are filed as required and, with the assistance of our Corporate Secretary, will determine whether such proposals meet the criteria prescribed by Rule 14a-8 under the Exchange Act for inclusion in our 2027 proxy solicitation materials or consideration at the 2027 Annual Meeting. If the stockholder does not also comply with the requirements of Rule 14a-4(c) under the Exchange Act, we may exercise discretionary voting authority under proxies we solicit to vote in accordance with our best judgment on any such stockholder proposal or nomination.

To be eligible for consideration at the 2027 Annual Meeting of Stockholders, any proposal that is a proper subject for consideration which has not been submitted by the deadline for inclusion in the proxy statement (as set forth above) and any nomination for director must comply with the procedures specified in our Bylaws. These procedures require, among other things, that any such proposal or nomination be received by the Corporate Secretary not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day in advance of the one year anniversary of the previous year’s annual meeting of stockholders. For the 2027 Annual Meeting of Stockholders, a proposal must be received between December 31, 2026 and December 1, 2026. Any stockholder considering submitting a nominee or proposal for action at our 2027 Annual Meeting of Stockholders is directed to the Company’s Bylaws, which contain additional requirements as to submission of nominations for directors or proposals for stockholder action. Copies of the Bylaws may be obtained upon request to the Company’s Corporate Secretary. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 15, 2027.

All submissions to, or requests of, the Corporate Secretary should be made to CaliberCos Inc., 8901 E. Mountain View Rd. Ste. 150, Scottsdale, Arizona 85258.

OTHER MATTERS

Our Board of Directors does not know of any matter to be brought before the Annual Meeting other than the matters set forth in the Notice of Annual Meeting of Stockholders and matters incident to the conduct of the Annual Meeting. If any other matter should properly come before the Annual Meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their best judgment.

ANNUAL REPORT

A copy of our Annual Report on Form 10-K for the year ended December 31, 2025 (the “Annual Report”), is available on our website (https://ir.caliberco.com/sec-filings). We will provide copies of the exhibits to the Annual Report upon payment of a nominal fee to cover the reasonable expenses of providing those exhibits. Requests should be directed to our Corporate Secretary by phone at 480-398-4584 or by mail to CaliberCos Inc. 8901 E. Mountain View Rd. Ste. 150, Scottsdale, Arizona 85258. The Annual Report and the exhibits thereto also are available free of charge from the SEC’s website (http:// www.sec.gov.). The Annual Report is not to be considered as proxy solicitation material.

By Order of the Board of Directors,

/s/ John C. Loeffler, II
March 31, 2026	John C. Loeffler, II
Chairman and Chief Executive Officer

ClearTrust, LLC - Proxy Agent 16540 Pointe Village Dr., Ste 210 Lutz, Florida 33558 YOUR VOTE IS IMPORTANT! PLEASE VOTE BY * SPECIMEN * 1 MAIN STREET ANYWHERE PA 99999 - 9999 ONLINE (FASTEST AND EASIEST): • Go to: www.cleartrustonline.com/cwd • Have your Proxy Card ready • Click "Vote Here" and enter your control number to record your vote MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage - paid envelope provided PHONE: • Call 1 - 813 - 235 - 4490 • Have your Proxy Card ready • Request to vote your proxy EMAIL: • Email Inbox@cleartrusttransfer.com • Provide your control number and the order you would like to vote ANNUAL MEETING OF STOCKHOLDERS CALIBERCOS INC. USE THE CONTROL NUMBER BELOW TO VOTE ONLINE AND JOIN THE VIRTUAL MEETING. DATE: TIME: May 14, 2026 10:00 AM Pacific Daylight Time LOCATION: Virtual at www.cleartrustonline.com/cwd CONTROL NUMBER: This proxy is being solicited on behalf of the Board of Directors The undersigned hereby appoints John C . Loefler, II and Jade Leung (the "Named Proxies"), and each or any of them, as proxies for the undersigned, with full power of substitution and revocation, and authorizes each of them, to vote all the shares of Class A common stock of CaliberCos Inc . (the "Company"), which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company and any adjournment or postponement thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment or postponement thereof . THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR election of all director nominees under Proposal One and FOR ratification of Urish Popeck & Co . , LLC as the Company independent registered public accounting firm under Proposal Two . This proxy, when properly executed, will be voted in the manner directed herein . In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof . You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation . The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card or otherwise provide voting instructions by phone or on the internet as described above . Continued and to be signed on the reverse side

ANNUAL MEETING OF STOCKHOLDERS BOARD OF DIRECTORS RECOMMENDS YOUR VOTE PROPOSAL WITHOLD FOR FOR ALL 1. Election of Directors John C.

“Chris” Loefler, II Jennifer Schrader William J. Gerber Jerome Alan Reid, Jr. Lawrence X. Taylor, III FOR AGAINST ABSTAIN FOR 2 . Ratification of the appointment of Urish Popeck & Co . , LLC as our independent registered public accounting firm for the fiscal year ending December 31 , 2026 . Authorized Signatures - Must be signed and dated for your instructions to be executed . Please sign exactly as your name(s) appears on your account . If held in joint tenancy, all persons should sign . Trustees, administrators, etc . , should include title and authority . Corporations should provide full name of corporation and title of authorized officer signing the Proxy . Signature (and Title if applicable) Signature (if held jointly) Date Date SAVE TIME & REDUCE COSTS! PLEASE CONSIDER VOTING ONLINE RATHER THAN BY MAIL. 99 LAST NAME,FIRST